EXHIBIT 23.01

SIDLEY AUSTIN llp	BEIJING	LOS ANGELES
ONE SOUTH DEARBORN	BRUSSELS	NEW YORK
CHICAGO, IL 60603	CHICAGO	SAN FRANCISCO
(312) 853 7000	DALLAS	SHANGHAI
(312) 853 7036 FAX	FRANKFURT	SINGAPORE
	GENEVA	SYDNEY
	HONG KONG	TOKYO
	LONDON	WASHINGTON, D.C.

FOUNDED 1866
CONSENT OF COUNSEL
     We hereby consent to all references to our firm under the captions “Federal Income Tax Aspects” and “Certain Legal Matters” in this Registration Statement, as filed with the United States Securities and Exchange Commission on or about October 14, 2009, and the related Prospectus of Superfund Gold, L.P.

/s/ Sidley Austin LLP
October 14, 2009

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships